UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 22, 2010

CHS Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-50150	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2010, CHS Inc. (the Company) entered into a new Revolving Credit Agreement with a committed amount of $40.0 million that expires in December 2011, attached hereto as Exhibit 10.1. The financial covenants of the agreement are consistent with the Company’s 2010 Credit Agreement dated June 2, 2010.

On December 23, 2010, Cofina Funding LLC, a wholly-owned subsidiary of Cofina Financial, LLC and the Company, entered into a new $100.0 million Note Purchase Agreement as well as an Amended and Restated Base Indenture agreement and a Series 2010-A Supplement to the Amended and Restated Base Indenture. The agreements are attached hereto as Exhibits 10.2, 10.3 and 10.4.

CHS Inc. has announced that it has entered into an Employment Security Agreement with Mr. Jay Debertin, the Executive Vice President and Chief Operating Officer-Energy and Foods of the Company, effective December 23, 2010.

The Company and Mr. Debertin have entered into an employment security agreement dated as of December 23, 2010, which is attached hereto as Exhibit 10.5. The term of the agreement is for two (2) years. The agreement provides that Mr. Debertin will be paid an annual base salary of a minimum of $550,000 (subject to reduction of no more than 10% in connection with an across-the-board salary reduction for all similarly situated officers of the Company). He is also eligible to earn a target annual incentive compensation award of 70% of his base salary with a maximum potential annual incentive compensation award of 140% of his base salary, based on the achievement of performance targets recommended by the Chief Executive Officer of the Company (the "CEO") and approved by the Board of Directors of the Company (the "Board").

Mr. Debertin will also be eligible to earn a target long-term incentive compensation award of 70% of his base salary with a maximum potential target long-term incentive compensation award of 140% of his base salary. Actual long-term incentive compensation awards will be based upon recommendations by the CEO and approved by the Board based on the performance of the Company and Mr. Debertin and other applicable factors.

The annual and long-term incentive compensation award programs for Mr. Debertin under the employment security agreement are the same as available to him prior to entering into the agreement.

In the event of Mr. Debertin’s involuntary termination without cause or voluntary termination with "good reason", Mr. Debertin will be entitled to the following severance pay and benefits, conditioned on the execution of a release and his compliance with certain restrictive covenants: (1) payment of 200% of his base salary and target annual incentive compensation award and (2) health and welfare benefit continuation for 24 months. For purposes of Mr. Debertin’s employment agreement, the term "good reason" generally means a material and adverse change in duties, titles or positions, a 10% or more reduction in salary or the Company's material breach of any other obligation under the employment agreement that is not corrected within 30 days. If Mr. Debertin’s employment is terminated during the term of the agreement involuntarily without cause or voluntarily for good reason, Mr. Debertin will be subject to two-year non-competition and non-solicitation covenants following his termination of employment. In addition, if Mr. Debertin’s employment terminates upon expiration of the agreement, the Company will provide him and his dependants with health and welfare benefit continuation for 24 months.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Revolving Credit Agreement ($40 million), dated as of December 22, 2010, between CHS Inc. and Sumitomo Mitsui Banking Corporation.

10.2 Note Purchase Agreement, dated as of December 23, 2010, among Cofina Funding, LLC, as Issuer, Nieuw Amsterdam Receivables Corporation, as the Conduit Purchaser, Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A. "Rabobank Nederland", New York Branch, as Funding Agent, and the Financial Institutions from time to time parties hereto, as Committed Purchasers.

10.3 Amended and Restated Base Indenture, dated as of December 23, 2010, between Cofina Funding, LLC, as Issuer, and U.S. Bank National Association, as Trustee.

10.4 Series 2010-A Supplement, dated as of December 23, 2010, by and among Cofina Funding, LLC, as Issuer, and U.S. Bank National Association, as Trustee, to the Base Indenture, dated as of December 23, 2010, between the Issuer and the Trustee.

10.5 Employment Security Agreement between CHS Inc. and Jay Debertin dated December 23, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

December 28, 2010	By:	/s/ John Schmitz

Name: John Schmitz
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Revolving Credit Agreement ($40 million), dated as of December 22, 2010, between CHS Inc. and Sumitomo Mitsui Banking Corporation.
10.2	Note Purchase Agreement, dated as of December 23, 2010, among Cofina Funding, LLC, as Issuer, Nieuw Amsterdam Receivables Corporation, as the Conduit Purchaser, Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A. “Rabobank Nederland”, New York Branch, as Funding Agent, and the Financial Institutions from time to time parties hereto, as Committed Purchasers.
10.3	Amended and Restated Base Indenture, dated as of December 23, 2010, between Cofina Funding, LLC, as Issuer, and U.S. Bank National Association, as Trustee.
10.4	Series 2010-A Supplement, dated as of December 23, 2010, by and among Cofina Funding, LLC, as Issuer, and U.S. Bank National Association, as Trustee, to the Base Indenture, dated as of December 23, 2010, between the Issuer and the Trustee.
10.5	Employment Security Agreement between CHS Inc. and Jay Debertin dated December 23, 2010.